Exhibit 10.1

Excess Incentive-Based Compensation Recoupment Policy

of

Miller Industries, Inc.

Effective: November 6, 2023

This Excess Incentive-Based Compensation Recoupment Policy (this “Policy”) has been adopted by the Board of Directors of Miller Industries, Inc., a Tennessee corporation (the “Company”), effective as of November 6, 2023 (the “Effective Date”).

1.Definitions. In addition to any other terms defined in this Policy, the following definitions will apply:
a.“Accounting Restatement” means an accounting restatement the Company is required to prepare due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Covered Executive” means any individual who is a current or former Executive Officer, and who served as a Covered Executive at any time during the performance period for the relevant Incentive-Based Compensation.
c.“Excess Incentive-Based Compensation” means the amount or value of a Covered Executive’s Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the amounts set forth in the Accounting Restatement, computed without regard to any taxes paid. Where the amount of Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the Accounting Restatement, as with Financial Reporting Measures such as stock price or total shareholder return, the amount of Excess Incentive-Based Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on that Financial Reporting Measure. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
d.“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Executive Officers shall include at a minimum the executive officers whose biographies appear in the Company’s Annual Report on Form 10-K or Proxy Statement for its Annual Meeting of Shareholders.
e.“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.
f.“Financial Reporting Measures” means measures determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, measures derived wholly or in part from those measures and stock price and total shareholder return, in each case whether or not presented in the Company’s financial statements or included in a Company filing with the U.S. Securities and Exchange Commission.
g.“Incentive-Based Compensation” means, with respect to a Covered Executive, any compensation granted, awarded, earned, vested or Received based wholly or in part on the attainment of a Financial Reporting Measure. Examples of Incentive-Based Compensation include but are not limited to cash incentives under any performance-based cash bonus plan, and stock options, stock appreciation rights, performance-based restricted stock and performance-based restricted stock units under the Company’s equity compensation plans.  Incentive-Based Compensation includes common shares received upon vesting or settlement of equity incentive awards and proceeds of sales of such shares.
h.“NYSE” means the New York Stock Exchange.
i.Incentive-Based Compensation is “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. “Receive” and “Receipt” have similar meanings.
j.“Recoupment” means cancellation, recovery, recoupment, reimbursement, forfeiture or similar actions relating to compensation granted, awarded, paid, earned, vested or Received. “Recoup” and “Recouped” have similar meanings.
k.“Recoupment Period” means the three completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement, plus any “transition period” resulting from a change in fiscal year to the extent provided in Section 303A.14. The date the Company is required to prepare an Accounting Restatement will be determined by reference to Section 303A.14. Recoupment actions under this Policy will be taken on or after such date and are not dependent on if or when restated financial statements are filed.
l.“Section 303A.14” means Section 303A.14 of the NYSE Listed Company Manual and any successor section.
2.Recoupment of Excess Incentive-Based Compensation due to Accounting Restatement. Following the Effective Date, if the Company is required to prepare an Accounting Restatement, the Company will take action, subject to the terms of this Policy, to attempt to Recoup reasonably promptly any Excess Incentive-Based Compensation received by any Covered Executive during the Recoupment Period.
3.Compensation Committee Administration. The Compensation Committee (the “Committee”) of the Board of Directors has the power and authority to administer this Policy, including to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including what constitutes Incentive-Based Compensation and Excess Incentive-Based Compensation. All Committee actions, interpretations, and determinations taken or made will be final and binding against the Covered Executive. The Committee will seek to interpret this Policy consistently in all material respects with Section 303A.14 and Section 10D of the Exchange Act and Rule 10D-1 thereunder.
4.Methods of Recoupment of Excess Incentive-Based Compensation. In the Committee’s sole discretion, and subject to applicable law, Recoupment under this Policy may include (without limiting any other legal method of Recoupment):
a.Cancelling outstanding vested or unvested equity compensation awards;
b.Forfeiture of common stock obtained from equity compensation awards;
c.Seeking recovery of any gain realized from the vesting, exercise, settlement, sale, transfer or other disposition of any equity compensation awards;
d.Offsetting the value of any Excess Incentive-Based Compensation against any other amounts owed by the Company to the Covered Executive, including salaries or bonuses; or
e.Reducing future compensation payable to a Covered Executive.

The Committee may not seek to reduce any future amount payable or to be provided to the Covered Executive that is considered “non-qualified deferred compensation” under Section 409A of the Internal

Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated under that section. Any Excess Incentive-Based Compensation that is considered “non-qualified deferred compensation” under Section 409A and to which this Policy is applicable is instead subject to forfeiture.

There will be no duplication of Recoupment under this Policy and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) or Section 10D of the Exchange Act and Rule 10D-1 thereunder.

5.Due Process. Before the Committee determines to seek Recoupment pursuant to this Policy, it will provide, where feasible, the Covered Executive with notice and the opportunity to be heard, at a meeting of the Committee (which may be in-person or virtual, as determined by the Committee).
6.No Indemnification. The Company will not indemnify any Covered Executive against the loss of Excess Incentive-Based Compensation.
7.Other Rights. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. The exercise by the Committee of any rights pursuant to this Policy will be without prejudice to any other rights the Company may have with respect to any Covered Executive, including the rights that it has at law, in any other Company policy or in any employment, equity or other agreement applicable to the Covered Executive, to cancel or recover any compensation or award, or to exercise any other remedy.
8.Amendment; Termination. The Committee may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, including to amend this Policy as it deems necessary to reflect amendments to Section 303A.14 or to Section 10D of the Exchange Act and Rule 10D-1 thereunder. The Committee may terminate this Policy at any time, subject to compliance with Section 303A.14, Section 10D and Rule 10D-1.
9.Impracticability. This Policy will not apply to the extent the Committee determines Recoupment would be impracticable and one or more of the following conditions apply:
a.After the Company makes a reasonable attempt to Recoup Excess Incentive-Based Compensation, if it is determined that the direct expense to be paid to a third party to assist in enforcing the Policy would exceed the amount to be Recouped. The Company will provide documentation of its Recoupment attempt to NYSE.
b.After receiving an opinion of home country counsel acceptable to NYSE, if it is determined that Recoupment would violate a home country law adopted prior to November 28, 2022. The Company will provide a copy of the opinion to NYSE.
c.If recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Code and regulations thereunder.

[Acknowledgment Page Follows]

Acknowledgement

to

Excess Incentive-Based Compensation Recoupment Policy

of

Miller Industries, Inc.

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Policy (as may be amended, restated, supplemented or otherwise modified from time to time). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company pursuant to the terms of the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

______________________________

[Print Name]

______________________________

[signature]

Date: _________________________

[Acknowledgment Page to Excess Incentive-Based Compensation Recoupment Policy]